Exhibit 10.65

Ingersoll Rand plc 800-E Beaty Street Davidson, N.C. 28036

September 28, 2010

Mr. Robert Katz

1097 Lakeside Drive

Birmingham, MI 48009

Dear Bobby:

I am pleased to present you with an offer of employment to join Ingersoll Rand as Senior Vice President and General Counsel, reporting to me. This position will be located in Davidson, North Carolina. We look forward to your acceptance of this offer and becoming a part of our Executive Leadership Team.

1.	Your base salary will be at an annual rate of $425,000 (Four Hundred and Twenty-Five Thousand U.S. dollars) paid monthly.

2.	This position is an “incentive eligible” position, which means you will be eligible to participate in the Annual Incentive Matrix (“AIM”) Program. Your annual opportunity is targeted at 75% of your base salary. The actual award that an individual may receive can be higher or lower than the targeted amount depending upon individual performance and the performance of Ingersoll Rand plc (the “Company”). Please see the enclosed AIM brochure for further details on this program. You will actually begin participation in this program in January for performance year 2011. We will provide you with a $300,000 payment in February 2011 through our regular AIM process in lieu of the amounts that you forfeited under various programs at your prior employer. Please note, if you were to voluntarily leave within two years from your date of employment, the entire amount of this payment ($300,000) must be paid back to the Company.

3.	You will be recommended for a sign-on equity award of 5,500 non-qualified stock options which will vest ratably, one third each year, over 3 years from the date of grant. The stock options are subject to the terms and conditions of awards made under the 2007 Incentive Stock Plan (“ISP”). The stock option grant will be priced at the fair market value of Ingersoll Rand stock on the day the Compensation Committee (“Committee”) approves this award which will be the first meeting of the Committee following your date of hire.

4.	You will be eligible to receive equity awards under the ISP as administered by the Committee. Your annual opportunity is targeted at a value equal to $300,000 (at this time, the grants are split with half of this value in stock options and the other half in RSUs) based on the fair market value of Ingersoll Rand stock on the date the Committee approves the award. Your first grant will be awarded in February 2011. Stock option and RSU awards vest ratably, one third each year, over 3 years from the date of grant. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential. Please see the enclosed Long Term Incentive brochure for further details on this program.

Robert Katz	September 28, 2010

5.	Starting with performance year 2011, you will be recommended as a participant in the Ingersoll Rand Performance Share Program (“PSP”). The PSP is a three-year program, with your first award distribution scheduled for April 2014 (based on performance during the 2011 to 2013 measurement period). Awards are settled in Ingersoll Rand stock. Your target number of units under the PSP will be set at a value equal to $300,000 based on the fair market value of Ingersoll Rand stock on the date the Committee grants the award. The actual PSP award is determined based on Ingersoll Rand’s EPS growth relative to the S&P 500 Industrial peer companies over the three year performance period, and can range from 0% to 200% of target.

You will also be recommended for a prorated PSP grant (based upon the amount of time you were employed during this period) with target value of $116,700 for the 2009 – 2011 performance cycle, and a prorated PSP grant with target value of $216,700 for the 2010 – 2012 performance cycle. The actual PSP awards for these prorated grants will be determined based on our EPS growth relative to the S&P 500 Industrial peer companies over the full three year performance period, and can range from 0% to 200% of target.

Participation in the PSP includes stock ownership requirements. Detailed information regarding stock ownership requirements is included in the enclosed LTI brochure.

6.	You will be eligible to participate in the Ingersoll Rand Executive Deferred Compensation Plan (EDCP). The EDCP gives you the opportunity to defer up to 50% of your base salary, up to 97% of your AIM award and up to 100% of your PSP awards on a pretax basis. Information regarding the EDCP will be emailed to you directly by the plan administrator, MullinTBG.

7.	You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes. A brief summary is enclosed.

8.	This position is eligible for participation in the Elected Officer Supplemental Program II (“EOSP II”). The EOSP II is a defined benefit pension plan that provides a target level of retirement benefits reduced (or offset) by other qualified and non-qualified retirement benefits to which you are entitled. A brief summary is enclosed.

9.	You will also be eligible for the Company’s Executive Health Program. A brief summary is enclosed.

10.	You are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after you begin employment.

11.	You will be eligible for an enhanced Executive Long-Term Disability (LTD) program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.

12.	You will be provided with a Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control would be equal to 2.5 times your base salary plus your annual incentive matrix (AIM) at target. The actual agreement will be sent to you shortly after assuming your position.

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Robert Katz	September 28, 2010

13.	You will be eligible for the Company’s Relocation Program to Davidson, North Carolina. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process. You will be provided with a guarantee loss on sale of your current residence not to exceed $250,000 (based on the original purchase price of your home in Michigan plus and documented capital improvements). Any loss on sale payment made to you will be tax assisted.

14.	Based on your role in the Company, you are restricted from transactions involving company stock (exercising options, moving in or out of company stock held in company plans, or buying or selling company stock on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

15.	You will be eligible to participate in all employee benefit programs offered to all Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs. The enclosed information summarizes these benefits. Please note that your medical, dental and life insurance coverage with Ingersoll Rand will commence on the first day of employment.

16.	You will be eligible for paid vacation, which in your case is four (4) weeks. Vacation days are earned and accrued on a monthly basis each calendar year. This benefit is greater than the standard policy.

17.	In the unlikely event of your involuntary termination from Ingersoll Rand for other than gross cause, and as consideration for your release of whatever claims might be made, you will receive a) severance of one year’s base salary plus, (b) the amount of any AIM up to pro-rated target and pro-rated PSU awards, to be paid according to plan provisions. In addition, you will have 90 days following your termination date within which to exercise your vested options.

This offer is contingent upon your acceptance of the Proprietary Information agreement. To accept this offer, please sign the attached “Conditions of Offer” form and Proprietary Information agreement and return in the enclosed UPS envelope to the attention of Jeff Blair.

Bobby, we all believe that you will make a significant contribution to the Company and look forward to you joining our executive leadership team. If you should have any questions about the details of the various plans and benefits above, please feel free to call Marcia Avedon at 704-655-5821, or Jeff Blair at 732-652-6759. For any other questions, please feel free to contact me at 704-655-5820.

Sincerely,

Mike Lamach
Chairman, President and CEO

cc: Marcia Avedon
Jeffrey Blair

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Robert Katz	September 28, 2010

Attachments:

•   AIM Brochure
•   Equity Brochure
•   Executive Automobile Program
•   Elected Officer Supplemental Program
•   Background Request Form
•   Background Verification Disclosure
•   Applicable State Withholding Allowance Form
•   Federal Withholding Allowance Form
•   2010 Benefits Summary
•   Medical Options Comparison Chart
• Executive Medical Program	• Relocation Summary
•   2010 Holiday Schedule
•   Direct Deposit Authorization
•   Corporate Card Application (if applicable)
•   Company Policies (Harassment, IT)
•   Proprietary Agreement
•   I-9 Express Instructions
•   Self-Identification Form
•   Employment Application w/EEO Form
• Chain of Custody Form

Conditions of Offer

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Ingersoll Rand employment application and authorization for Release of Personal Data Records Information.

2.	Passing the required drug and alcohol screening. All test results will be handled in strict confidence. Attached is the substance abuse screen requirements and release along with the control form and list of locations.

3.	Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. A copy is enclosed with instructions for completing the form along with a list of acceptable verification documents.

4.	Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

5.	Understanding, agreeing, signing and returning the Proprietary Information agreement.

6.	Your acceptance and execution of this offer in the space provided below, and its receipt by an Ingersoll Rand staffing representative no later than two weeks following the date of the offer.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand as Senior Vice President and General Counsel and agree to the conditions herein and in the offer letter.

/s/ Robert Katz
Robert Katz	Date

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